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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 40-F
                                (AMENDMENT NO. 2)

[Check one]
              [X] REGISTRATION STATEMENT PURSUANT TO SECTION 12 OF
                       THE SECURITIES EXCHANGE ACT OF 1934
                                       OR
              [ ] ANNUAL REPORT PURSUANT TO SECTION 13(a) OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended: _____________       Commission File Number: 001-33514

                          TRANSITION THERAPEUTICS INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


         Ontario, Canada                                      2800                                    Not applicable
(PROVINCE OR OTHER JURISDICTION OF                 (PRIMARY STANDARD INDUSTRIAL                (I.R.S. EMPLOYER IDENTIFICATION
  INCORPORATION OR ORGANIZATION)            CLASSIFICATION CODE NUMBER (IF APPLICABLE))             NUMBER (IF APPLICABLE))


                          101 College Street, Suite 220
                            Toronto, Ontario, Canada
                                     M5G 1L7
                                 (416) 260-7770
   (ADDRESS AND TELEPHONE NUMBER OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                              CT Corporation System
                          111 Eighth Avenue, 13th Floor
                               New York, NY 10011
                                 (212) 894-8940

            (NAME, ADDRESS (INCLUDING ZIP CODE) AND TELEPHONE NUMBER (INCLUDING AREA CODE) OF AGENT FOR SERVICE IN THE UNITED STATES)

                                 With copies to:

                              Alan Talkington, Esq.
                               Brett Cooper, Esq.
                       Orrick, Herrington & Sutcliffe LLP
                                405 Howard Street
                             San Francisco, CA 94105
                                 (415) 773-5700


 Securities registered or to be registered pursuant to Section 12(b) of the Act:

     Title of each class               Name of each exchange on which registered
     -------------------               -----------------------------------------

Common Shares, no par value                  The NASDAQ Stock Market LLC

Securities registered or to be registered pursuant to Section 12(g) of the Act:
None

Securities for which there is a reporting obligation pursuant to Section 15(d) of the Act: None

For annual reports, indicated by check mark the information filed with this
Form: N/A

[  ] Annual information form           [  ]  Audited annual financial statements

Indicate the number of outstanding shares of each of the issuer's classes of capital or common stock as of the close of the period covered by the annual report: N/A

Indicate by check mark whether the Registrant by filing the information contained in this Form is also thereby furnishing the information to the Commission pursuant to Rule 12g3-2(b) under the Securities Exchange Act of 1934 (the "Exchange Act"). If "Yes" is marked, indicate the filing number assigned to the Registrant in connection with such Rule.

                  [  ]  Yes                     [X]  No

Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports) and (2) has been subject to such filing requirements for the past 90 days.

                  [  ] Yes                      [X]  No

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                                EXPLANATORY NOTE

This Amendment No. 2 to the Registration Statement on Form 40-F (File No. 001-33514) is being filed to include additional exhibits that Transition Therapeutics, Inc. has filed with the Canadian securities regulators since the filing of Amendment No. 1 to the Registration Statement on July 17, 2007 and to report that the company's common shares have been approved for listing on the Nasdaq Capital Market.



                                       2
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                                   SIGNATURES

Pursuant to the requirements of the Exchange Act, the Registrant certifies that it meets all of the requirements for filing on Form 40-F and has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.


                              TRANSITION THERAPEUTICS INC.


                              By     /s/ Elie Farah
                              --------------------------------------------------
                              Name:  Elie Farah
                              Title: Chief Financial Officer and Vice President,
                                     Corporate Development

Date:  August 16, 2007




                                       3
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                                  EXHIBIT INDEX



Exhibit
No.      Document Type
-------  -------------


News Releases
-------------

99.57.7    News release dated August 9, 2007 -- "Transition Therapeutics Inc.:
           Late Filing of Business Acquisition Report."

99.57.8 News release dated August 16, 2007 -- "Transition Therapeutics Inc. to Commence Trading on the NASDAQ Capital Market under Symbol 'TTHI'."



Business Acquisition Reports
----------------------------

99.112     Business Acquisition Report dated August 9, 2007.